UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 26, 2009

Cogdell Spencer Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-32649	20-3126457
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4401 Barclay Downs Drive, Suite 300 Charlotte, North Carolina (Address of principal executive offices)	28209 (Zip Code)
Registrant’s telephone number, including area code: (704) 940-2900
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 Regulation FD Disclosure
ITEM 9.01 Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX
EX-99.1
EX-99.2

ITEM 7.01 Regulation FD Disclosure
Equity Offering
On May 26, 2009, Cogdell Spencer Inc. (the “Company”) issued a press release announcing the commencement of an underwritten public offering of 18,000,000 shares of common stock. The Company also plans to grant the underwriters a 30-day option to purchase up to 2,700,000 additional shares to cover overallotments, if any. A copy of the press release is attached as Exhibit 99.1.
Earnings Guidance
Based upon the expected terms and size of the offering, the Company expects the offering would have a dilutive effect of approximately $0.21 to $0.23 per share and operating partnership unit on the Company’s previously announced expected Funds from Operations Modified (“FFOM”) for the year ending December 31, 2009. The Company expects that after giving effect to the offering and based on the Company’s view of current and future market conditions, and certain current assumptions and estimates, FFOM per share and operating partnership unit, for the year ending December 31, 2009, will be between $0.63 and $0.69, excluding impairment impairment charges, net of tax. A reconciliation of the range of projected net income (loss) to projected FFOM for the year ending December 31, 2009 is below:

	Guidance Range for the
	Year Ending December 31, 2009
(In thousands, except per share and operating partnership unit data)	Low	High
Net loss	($108,334)	($106,042)
Plus real estate related depreciation and amortization	27,500	27,500
Less noncontrolling interests in real estate partnerships, before real estate related depreciation and amortization	(800)	(800)

Funds from Operations (FFO)	(81,634)	(79,342)
Plus amortization of intangibles related to purchase accounting, net of income tax benefit	4,000	4,000

Funds from Operations Modified (FFOM)	(77,634)	(75,342)
Impairment charges, net of income tax benefit	101,700	101,700

FFOM, excluding impairment charges	24,066	26,358

Debt extinguishment charges, net of tax	2,064	2,064

FFOM, excluding impairment charges and debt extinguishment charges	$26,130	$28,422

FFO per share and unit — diluted	($2.14)	($2.08)
FFOM per share and unit — diluted	($2.03)	($1.97)
FFOM per share and unit — diluted, excluding impairment charges	$0.63	$0.69
FFOM per share and unit — diluted, excluding impairment charges and debt extinguishment charges	$0.69	$0.75
Weighted average shares and units outstanding — diluted	38,200	38,200
FFO is a supplemental non-GAAP financial measure used by the real estate industry to measure the operating performance of real estate companies. FFOM adds back to traditionally defined FFO non-cash amortization of non-real estate related intangible assets associated with purchase accounting. The Company presents FFO and FFOM because it considers them important supplemental measures of operational performance. The Company believes FFO is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing a perspective not immediately apparent from net income. The Company computes FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO and FFOM do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO and FFOM should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of the Company’s performance, nor are they indicative of funds available to fund its cash needs, including its ability to pay dividends or make distributions. A reconciliation from GAAP net loss to FFO and FFOM is included in the table above.
The Company’s 2009 guidance for FFO and FFOM is based on a number of other assumptions, many of which are outside the Company’s control and all of which are subject to change. The Company’s guidance may change as actual and anticipated results vary from these assumptions.
The information in this Current Report, including the exhibits hereto, is being furnished and shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.
ITEM 9.01 Financial Statements and Exhibits.

Exhibit 99.1	Press Release dated May 26, 2009.
Exhibit 99.2	Press Release dated May 26, 2009.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COGDELL SPENCER INC.
By:	/s/ Frank C. Spencer
	Name:	Frank C. Spencer
	Title:	Chief Executive Officer and President

Date: May 26, 2009

EXHIBIT INDEX

Exhibit
Number	Description

Exhibit 99.1	Press Release dated May 26, 2009.
Exhibit 99.2	Press Release dated May 26, 2009.

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